Exhibit (r)(2)

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Select Equity Group, L.P.

Code of Conduct and Regulatory Compliance Manual

Overview

Select Equity Group, L.P. is retained by clients to manage certain of their financial assets. We are keenly aware that, as fiduciaries, we owe our clients our undivided loyalty – our clients trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters.

We expect all employees to act with honesty, integrity, competence, dignity, and in an ethical manner when dealing with the Firm, clients, prospects, employees and the public.

We expect all employees to adhere to the highest standards with respect to any potential conflicts of interest with client accounts.

We expect all employees to preserve the confidentiality of information that they may obtain in the course of our business and to use such information properly and not in any way adverse to our clients’ interests or contrary to law.

We expect our employees to conduct their personal financial affairs in a prudent manner, avoiding any action that could compromise in any way their ability to deal objectively with our clients.

We expect our employees to consult management on any issues with which they may be unfamiliar or for which they may otherwise require managerial assistance or judgment. Employees must report to SEG’s Chief Compliance Officer (“CCO”), Jennifer Vinsonhaler (jv@selectequity.com), any activities that run contrary to the Code of Conduct, appear incongruous with our duty to our clients, or may have real or perceived risk to SEG or its reputation. Failure to report such activities may result in disciplinary action, including dismissal. However, neither this internal reporting requirement nor SEG’s confidentiality policy prohibits SEG employees from making good faith disclosures that are protected under the whistleblower provisions of federal law or regulation.

We encourage our employees to speak with SEG’s CCO or General Counsel (“GC”), Ted Liang (eliang@selectequity.com), or their respective designees, if they believe that changes or additions to, or deletions from, the Code of Conduct or Regulatory Compliance Manual (together, the “Manual”) may be appropriate. In addition, our employees should not hesitate to contact the CCO or her designee if they feel as though any of SEG’s disclosure documents, including its Form ADV, advisory contracts or offering materials are inaccurate, incomplete or out-of-date.

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SEG IS COMMITTED TO FOSTERING A CULTURE OF COMPLIANCE. SEG THEREFORE URGES YOU TO CONTACT THE CCO ABOUT ANY ACTUAL OR SUSPECTED COMPLIANCE MATTER. YOU WILL NOT BE PENALIZED AND YOUR STATUS AT SEG WILL NOT BE JEOPARDIZED BY COMMUNICATING SUCH MATTERS TO THE CCO OR OTHER SENIOR MANAGERS. RETALIATION AGAINST ANY EMPLOYEE FOR REPORTING A COMPLIANCE MATTER IS CAUSE FOR APPROPRIATE CORRECTIVE ACTION, UP TO AND INCLUDING DISMISSAL.

We require all employees1 to read and sign the Code of Conduct and Regulatory Compliance Manual Acknowledgement Form attached in the back of the Manual or via the Firm’s electronic compliance system, both initially upon commencement of employment with SEG and annually thereafter, to acknowledge and certify that they have received, reviewed, understand and shall comply, or have complied with, the policies and procedures set forth in the Manual. In addition, SEG employees must be aware of and comply with the following undertakings:

•	Be thoroughly familiar with the policies and procedures set forth in this Manual;

•	Upon request of the CCO, provide SEG with an initial and annual written or electronic certification that you have read, understand, and will comply with, the policies and procedures set forth in this Manual and any other compliance materials distributed to you by the CCO or her designee;

•	Notify the CCO or her designee promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this Manual;

•	Notify the CCO or her designee promptly if you become aware of any practice that arguably involves SEG in a conflict of interest with any of its advisory accounts, including registered investment companies and unregistered investment funds;

•	Cooperate to the fullest extent reasonably requested by the CCO or her designee so as to enable: (i) the CCO to discharge her duties under the Manual; and (ii) SEG to comply with the securities laws to which it is subject; and

•	Notify the CCO or her designee promptly if you become aware of any part of any disclosure document that you believe may be inaccurate, incomplete or out of date in any respect.

Violations of this Code of Conduct may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of management. In any situation where you are unsure about the application of this Code of Conduct or any of the policies in the Manual, you are encouraged to discuss the situation confidentially with the CCO, your supervisor and/or any officer.

This Manual and the policies and procedures set forth herein supersede all manuals, policy statements and procedures and other communications on the subjects discussed herein. In developing the Manual, SEG considered the material risks associated with activities engaged in by SEG.

SEG’s CCO will review the Manual at least annually in response to significant compliance events, changes in business arrangements and regulatory and legal developments. In addition, SEG shall periodically test the effectiveness of its policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act of 1940 (the “Advisers Act”). SEG’s CCO will notify employees of any material changes to the Manual.

[1]	Throughout this Manual, the term “employee” refers to employees as well as principals, officers, partners and any other persons who provide investment advice on behalf of SEG and are subject to SEG’s supervision and control. The CCO, in her discretion, may require compliance with any or all provisions of this Manual from individuals including, but not limited to the following: interns, consultants, temporary employees, employees of affiliated entities such as Aventine Research Institute, Select Equity Group UK Limited, SEG Research Canada ULC, SEG Research HK Limited and independent contractors. As used herein, the term “employee” includes such individuals required to comply with the Manual. Employees seconded to a third party pursuant to a regulatory hosting arrangement must continue to comply with the provisions of this Manual to the extent they do not conflict with regulatory laws or requirements applicable to the secondment.

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Select Equity Group, L.P.

Maintenance of Code of Conduct and Regulatory Compliance Manual

Issue

Rule 206(4)-7 under the Adviser’s Act requires advisers to develop an internal compliance program and to maintain a written set of policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules thereunder. The policies and procedures must be reviewed no less frequently than annually to determine their overall adequacy and effectiveness.

Risks

In developing the policies and procedures contained in this Manual, SEG considered the material risks associated with its advisory business.

Policy

The CCO or her designee shall review the Manual no less frequently than annually to ensure the adequacy of the policies and procedures contained herein. In addition, SEG shall periodically test the effectiveness of its policies and procedures as required by Rule 206(4)-7. The reviews will include, in part, specific consideration of the following:

•	Any compliance matters that arose during the previous year;

•	Any changes in the business activities of SEG (or any affiliated entities); and

•	Any changes to applicable laws, rules or regulations that might suggest a need to revise the Manual.

All required changes to the Manual resulting from the reviews and/or other considerations shall be finally approved and made by the CCO.

Procedures

1.	The CCO shall be responsible for coordinating the reviews (annually, and on an as-needed basis) of the Manual and SEG’s policies and procedures. Documentation of the reviews shall be kept in written format and made available to individuals as required by law, and to other parties as SEG deems appropriate.

2.	Any changes to the Manual shall be made by the CCO or her designee. All final changes shall be approved by the CCO.

3.	The CCO shall have full authority to enforce the policies and procedures set forth in the Manual. The CCO shall report any known material violations of the Manual to the GC and to the Chairman, George S. Loening.

4.	All questions regarding the Manual shall be directed to the CCO or her designee.

Responsibility

The CCO is responsible for implementation of the policies and procedures contained in the Manual, including determining who must receive and abide by its provisions, as well as administering the Code of Conduct. All questions regarding the policies and procedures contained herein should be directed to the CCO or her designee.

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Select Equity Group, L.P.

Code of Conduct

Issue

Rule 204A-1 under the Advisers Act requires registered investment advisers to adopt a Code of Conduct to: (i) set forth standards of conduct expected of advisory personnel (including compliance with federal securities laws); (ii) safeguard material nonpublic information about client transactions; and (iii) require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act. Rule 204-2 under the Advisers Act establishes record keeping requirements relating to the Code of Conduct.

Code of Conduct

SEG’s Code of Conduct consists of a Personal Investment Policy, Insider Trading Policy, Policy on Market Manipulation and Manipulative Trading Practices, Market Abuse Policy for EU- Related Trading, Policy on Outside Affiliations and Gift and Entertainment Policy. It also consists of other portions of SEG’s Code of Conduct and Regulatory Compliance Manual to the extent they embody standards of conduct expected of employees. The Code of Conduct is predicated on the principle that SEG owes a fiduciary duty to its clients. Accordingly, SEG’s employees must avoid activities, interests and relationships that run contrary or even appear to run contrary to the best interests of SEG’s clients. At all times, SEG and its employees must:

•	Place client interests ahead of SEG’s. As a fiduciary, SEG will serve in its clients’ best interests. Accordingly, employees may not benefit at the expense of advisory clients.

•	Engage in personal investing that is in full compliance with SEG’s Code of Conduct. Employees must review and abide by SEG’s Personal Investment Policy, Insider Trading Policy and other policies related to trading.

•	Avoid taking advantage of your position. Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with SEG, or on behalf of an advisory client, unless in compliance with SEG’s Gift and Entertainment Policy.

•	Comply with confidentiality obligations. In addition to the other confidentiality obligations set forth in the Manual, persons signing this Code of Conduct are required at all times during their engagement with SEG and thereafter to hold in confidence, and not use or disclose for any purpose, other than in connection with a legitimate business purpose for the benefit of SEG, without prior written consent of SEG, any SEG Confidential Information. [2] No person signing this Code of Conduct shall, during his or her engagement with SEG or thereafter, publish, disseminate or contribute to the publication or dissemination as an author or source, in any book, periodical, article or other medium, any SEG Confidential Information or information regarding his or her experiences with SEG and its businesses or operations.

[2]	Confidential Information” means information that SEG has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of SEG. Confidential Information includes, but is not limited to, any and all nonpublic information that relates to the actual or anticipated business and/or products, research or development of SEG, or to SEG’s technical data, trade secrets or know-how, including, but not limited to, research, investments, strategies, product plans or other information regarding SEG’s products or services and markets, client lists and clients, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by SEG either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment or other SEG property. Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure, unless suchRevisedinformationand constituteseffecive March“nonpublic1,2025personal information” within the meaning of the Gramm-Leach-Bliley Act or otherwise relates to an SEG client and is protected under domestic or foreign privacy or information security laws.

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•	Comply with all applicable securities laws, rules and regulations. Employees must maintain full compliance with the federal securities laws and regulations and all state, local and foreign laws and regulations applicable to SEG’s business and operations. Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act. Additionally, as SEG conducts business not only in the US but also in a number of foreign jurisdictions, employees are expected to comply with all applicable laws and regulations when conducting business on behalf of SEG. Where an employee is unfamiliar with applicable laws or regulations, the employee should seek guidance from his or her manager or the Legal/Compliance Department.

•	Avoid fraud, deceit and manipulation. In connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by any SEG client, employees must not: (1) defraud the client in any manner; (2) make any untrue statement of material fact to the client or omit to state a material fact necessary to make statements made not misleading; (3) engage in any act or practice that operates or would operate as a fraud or deceit upon the client; (4) engage in any manipulative practice with respect to the client; or (5) engage in any manipulative practice with respect to any security, including price manipulation.

•	Promptly Report Code of Conduct Violations. Employees must promptly report to the CCO or GC, or their respective designees, any activities undertaken by oneself or another that run contrary to the Code of Conduct, appear incongruous with SEG’s duty to its clients, or may have real or perceived risk to SEG or its reputation, whether inadvertent or intentional. Failure to report such activities may result in disciplinary action, including dismissal.

Violations of the Code of Conduct shall be subject to the imposition of sanctions, including but not limited to, suspension or termination of employment, a letter of censure, disgorgement and/or restitution of an amount equal to the difference between the price paid or received by any client and the more advantageous price paid or received by the employee for the securities.

Any questions with respect to SEG’s Code of Conduct should be directed to the CCO or GC or their respective designees. As set forth above, employees must promptly report any violations of the Code of Conduct to the CCO, GC or their respective designees. The identity of the reporting employee shall, upon request and to the extent reasonably practicable, be kept confidential.

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SEG has established the following guidelines to effectuate and monitor SEG’s Code of Conduct.

Guiding Principles and Standards of Conduct

The following set of principles frame the professional and ethical conduct that SEG expects from its employees:

•	Act with integrity, competence, diligence, respect and in an ethical manner with clients, prospective clients and employees;

•	Place the interests of clients and the interests of SEG above one’s own personal interests;

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

•	Avoid any actual or potential conflicts of interest;

•	Conduct all personal securities transactions in a manner consistent with this policy;

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions and engaging in other professional activities;

•	Maintain and improve your professional competence; and

•	Comply with all applicable provisions of federal, state and international securities laws and regulations.

SEG HAS ZERO TOLERANCE FOR RETALIATION AGAINST EMPLOYEES WHO REPORT CODE OF CONDUCT VIOLATIONS. THOSE DETERMINED TO HAVE ENGAGED IN A RETALIATORY ACTION MAY BE SUBJECT TO MORE SEVERE ACTION THAN SET FORTH IN THIS CODE OF CONDUCT. IN ORDER TO MINIMIZE THE POTENTIAL FOR SUCH BEHAVIOR, THE IDENTITY OF THE REPORTING EMPLOYEE SHALL, UPON REQUEST AND TO THE EXTENT REASONABLY PRACTICABLE, BE KEPT CONFIDENTIAL.

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Personal Investment Policy

SEG has adopted a Personal Investment Policy (“PIP”) relating to personal securities transactions that, combined with other provisions of the Code of Conduct, is intended to satisfy the applicable requirements of Rule 204A-1 under the Advisers Act as well as Section 206 of the Advisers Act.

The PIP establishes standards and procedures for the detection and prevention of activities by which SEG personnel, having knowledge of the investments and investment intentions of SEG, may abuse their fiduciary duties with respect to any client, and addresses the types of conflict of interest situations contemplated by the federal securities laws. SEG’s PIP is based on the principle that the directors, officers and employees of SEG owe a fiduciary duty to clients to conduct personal securities transactions in a manner that does not interfere with client transactions or otherwise take unfair advantage of their relationship with clients. The PIP requires all SEG employees to adhere to this general principle and comply with all provisions of the PIP that apply to them.

A Securities Transaction Matrix and an Account Matrix are included as Attachments A and A-1, respectively, to assist with PIP compliance.

1.	Who is subject to SEG’s PIP?

•	Covered Persons: All officers, directors, employees and interns of SEG.[3]

•	Related Persons: Spouses and dependent children of Covered Persons (including registered domestic partners) as well as other family members living in a Covered Person’s household.

2.	Accounts Subject to SEG’s PIP

A.	Accounts requiring disclosure, ongoing holdings reporting and prior approval before transacting (“Personal Securities Accounts”) include:

i.	Personal securities accounts in the Covered Person’s name or accounts of which the Covered Person is a beneficial owner (see definition of Beneficial Ownership below) (but not including Discretionary Managed Accounts, as defined below);

ii.	All SEG-managed investments (Mulberry Street IMAs, the SEG Mulberry Street 401K benefit plan option, and limited partnership and general partnership interests of SEG private funds);

iii.	Personal securities accounts in the name of any Related Persons (but not including Discretionary Managed Accounts, as defined below);

iv.	Personal securities accounts that the Covered Person or any Related Person directly or indirectly control or participate in, including by controlling or participating in investment decisions;

v.	Estate or trust accounts in which a Covered Person or Related Person has a beneficial interest and power to effect investment decisions; and

vi.	Any brokerage account that holds cash if it could hold securities, even if it does not presently hold any securities.

[3]	The CCO may, in her sole discretion, designate other persons not listed above as Covered Persons.

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B.	Accounts requiring disclosure but not requiring ongoing holdings reporting or prior approval before transacting include:

i.	Accounts at mutual fund companies that hold shares of open-end mutual funds.

ii.	Fully discretionary accounts managed by an unaffiliated investment manager, where: (i) for Covered Persons and Related Persons, the Covered Person provides documentation that the accounts are discretionary and receives permission from the CCO or her designee to exempt such accounts;[4] and (ii) the Covered Person provides initial and quarterly certification that there has been no communication between the adviser to the account and the Covered Person or Related Person with regard to investment decisions prior to execution (“Discretionary Managed Accounts”).

iii.	Accounts that are restricted from purchasing Covered Securities (e.g., certain 529 Plans, 401K plans) and/or are limited to effecting transactions in automatic investment plans.

iv.	Estate or trust accounts in which a Covered Person or Related Person has a beneficial interest but no power to effect investment decisions.

3.	Covered Securities

“Covered Securities” under this Code of Conduct are stocks, bonds, shares of registered closed- end mutual funds, shares of exchange-traded funds (“ETFs”), debentures and other evidence of indebtedness, including senior debt and subordinated debt, investment contracts, commodity contracts, futures and all derivative instruments such as options, warrants and indexed instruments, and, in general, any interest or instrument commonly known as a security.

Covered Securities include: (i) any security that is “related” to a Covered Security because its value is derived from the value of a Covered Security (e.g., a warrant, option or an indexed instrument); and (ii) any registered investment company to which SEG serves as adviser or sub- adviser and any affiliated funds or investment products of such investment company.

Covered Securities also include virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of Securities and Exchange Commission (the “SEC”)-registered initial coin offerings (“ICOs”). For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an SEC-registered ICO are not Covered Securities.

For purposes of this policy, the definition of Covered Security does not include shares of registered open-end investment companies other than ETFs, shares of registered open-end unit investment trusts other than ETFs, U.S. Treasury obligations, mortgage pass-throughs (e.g., Ginnie Maes) that are direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements or other money market instruments.

4.	Beneficial Ownership[5]

You are considered to have “Beneficial Ownership” of Covered Securities if you have or share a direct or indirect “Pecuniary Interest” in the Covered Securities.

[4]	In each place in the PIP where the CCO’s permission is required, the CCO must receive permission from the GC for her personal transactions.
[5]	This section provides a summary of the meaning of “Beneficial Ownership.” For purposes of the PIP, “Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

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You have a “Pecuniary Interest” in Covered Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Covered Securities.

The following are examples of an indirect Pecuniary Interest in Covered Securities:

1.	Covered Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Covered Securities will not provide you with any economic benefit.

“Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter- in-law, brother-in-law, sister-in-law, any significant other covered by an employee benefits plan, and any child covered by an adoptive relationship.

2.	Your interest as a general partner in Covered Securities held by a general or limited partnership.

3.	Your interest as a manager-member in the Covered Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Covered Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the Covered Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Covered Securities held by a trust:

1.	Your ownership of Covered Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.	Your ownership of a vested interest in a trust.

3.	Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

5.	Restrictions

The following restrictions apply to trading for Personal Securities Accounts of Covered Persons and Related Persons:

1.	The CCO, or her designee, shall have authority and sole discretion to approve or restrict any Covered Person transaction in a Covered Security. This authority and discretion applies to transactions in all Personal Securities Accounts, including all SEG-managed accounts or funds, which may in certain circumstances, in order to comply with SEG’s fiduciary duties and SEG’s principle of placing the interests of its clients ahead of its own, cause SEG employees to have less liquidity than SEG clients in SEG-managed accounts or funds.

2.	All transactions by Covered Persons and Related Persons in Covered Securities are subject to a thirty (30) calendar day holding period.

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3.	No Covered Person may purchase in a Personal Securities Account any Covered Securities, except ETFs (including options on ETFs), private equity interests, SEG-managed accounts or funds, or shares of registered closed-end mutual funds. This prohibition does not apply to Discretionary Managed Accounts. A Covered Person may seek pre-approval to sell existing holdings of Covered Securities.

4.	No transaction for a Personal Securities Account may be made in Covered Securities acquired pursuant to an initial public offering.

5.	Covered Securities offered pursuant to a private placement may not be purchased for Personal Securities Accounts without the approval of the CCO or her designee. Any Covered Person receiving approval to acquire Covered Securities in a private placement must disclose that investment when the Covered Person participates in an SEG client’s subsequent consideration of an investment in such issuer and any decision by or made on behalf of the SEG client to invest in such issuer will be subject to an independent review by investment personnel of SEG with no personal interest in the issuer.

6.	Covered Persons may not serve on the board of directors of any corporation (other than a not-for-profit corporation or a related SEG entity) without the prior approval of the Chairman or the GC and the CCO.

6.	Prohibited Recommendations

No Covered Person shall recommend or execute any securities transaction for any client account, without having disclosed, in writing, to the Chairman (or, in the case of the Chairman, to the GC or CCO) any direct or indirect interest in such securities or issuers (other than ETFs or options on ETFs). The interest requiring such disclosure could be in the form of:

1.	Any direct or indirect beneficial ownership of any securities of such issuer;

2.	Any contemplated transaction by the person in such securities;

3.	Any position with such issuer or its affiliates; or

4.	Any present or proposed business relationship between such issuer or its affiliates and the person or any party in which such person has a significant interest.

7.	Transaction Approval Process

All transactions by Covered Persons and Related Persons in Covered Securities in Personal Securities Accounts must receive prior approval. To pre-clear a transaction, Covered Persons and Related Persons must submit a pre-approval request via the Firm’s electronic compliance system, setting forth the transaction details, including, where applicable, whether the request is for a Buy or Sell, the number of shares, the account number and the ticker symbol of the security.

The Firm’s electronic compliance system will either approve, deny or flag a pre-approval request for manual review by the CCO or her designee. The CCO or her designee endeavors to pre-clear transactions flagged for manual review promptly; however, transactions may not always be approved on the day on which they are received. Certain factors, such as time of day the order is submitted or length of time it takes to confirm there is no client activity, all play a role in the length of time it takes to pre-clear a transaction. A transaction that is approved must be completed on the day the approval is granted – unless the CCO or her designee has expressly authorized an exception – or the approval will lapse and become void. If approval is granted after market hours by the Firm’s electronic compliance system, the Covered Person will be permitted to complete the trade the following business day. The CCO or her designee may take any relevant consideration into account in determining whether to grant pre-clearance or restrict trading activities in Personal Securities Accounts. The CCO or her designee may also revoke a pre-clearance at any time before the transaction takes place.

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8.	Acknowledgement and Reporting

A.	Initial Holdings Report. Within 10 days of becoming a Covered Person, each Covered Person must submit to the Compliance Department a statement of all:

•	Covered Securities in which such Covered Person has any direct or indirect beneficial ownership as of the date of becoming a Covered Person;

•	Accounts at mutual fund companies that hold shares of open-end mutual funds;

•	Discretionary Managed Accounts;

•	Accounts that are restricted from purchasing Covered Securities (e.g., certain 529 Plans, 401K plans) and/or are limited to effecting transactions in automatic investment plans;

•	Estate or trust accounts in which a Covered Person or Related Person has a beneficial interest, regardless of whether the Covered Person or Related Person has any power to effect investment decisions; and

•	Any brokerage account that holds cash if it could hold securities, even if it does not presently hold any securities.

•	Private placement interests of which you are a beneficial owner.

This statement must include (i) the title, number of shares and principal amount of each security, (ii) the name of any broker, dealer or bank with whom the Covered Person maintains an account in which any securities are held for the direct or indirect benefit of such Covered Person, and (iii) the date of submission by the Covered Person. Such information should be provided via the Firm’s electronic compliance system or on the form attached as Attachment B – Acknowledgement and Initial Holdings Report.

B.	Quarterly Reports.

1.	Personal Securities Accounts. Each Covered Person must provide ongoing transaction and holdings reports via the Firm’s electronic compliance system approved by the CCO or her designee for all Personal Securities Accounts. In addition, Covered Persons must report any previously undisclosed transactions in Covered Securities, unless made for Discretionary Managed Accounts, within 30 days after the close of the quarter in which the transaction occurred or certify that no such transactions took place.

Each transaction and holdings report must contain the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security involved, the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected, the name of the broker, dealer or bank with or through which the transaction was effected, and the date the Covered Person submits the report.

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2.	Discretionary Managed Accounts. Each Covered Person must submit a quarterly report via the Firm’s electronic compliance system approved by the CCO or her designee, within 30 days after the close of the relevant quarter, certifying that he or she has disclosed all Discretionary Managed Accounts and that he or she has not exercised influence or control over such account during the relevant reporting period.

C.	Annual Report.

Each Covered Person shall submit an annual report to the Compliance Department, via the Firm’s electronic compliance system approved by the CCO, showing as of a date no more than 45 days before the report is submitted: (1) all holdings in Covered Securities in which the Covered Person had any direct or indirect beneficial ownership (including the title, number of shares and principal amount of each security); and (2) the name of any broker, dealer or bank with whom the person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Covered Person or Related Persons.

Any report submitted under the PIP may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

D.	Annual Acknowledgement.

All Covered Persons are required to certify annually that they have: (i) read and understood this PIP and recognize that they are subject to its terms and conditions; (ii) complied with the requirements of this PIP; and (iii) disclosed or reported all personal securities transactions and accounts required to be disclosed or reported pursuant to this PIP.

9.	Confidentiality

The PIP provides that all information obtained from any person pursuant to the PIP shall be kept in strict confidence, except that such information will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law, regulation or the PIP.

10.	Reporting Violations and Remedial Actions

SEG takes the potential for conflicts of interest caused by personal investing very seriously. As such, SEG requires its employees to promptly report any violations of the PIP to the CCO or her designee. Failure to report known or suspected violations of the PIP may result in disciplinary action, including dismissal. SEG’s management is aware of the potential matters that may arise as a result of this requirement and shall take action against any employee that seeks retaliation against another for reporting violations of the PIP.

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If any violation of SEG’s PIP is determined to have occurred, the CCO may impose sanctions and take such other actions as she deems appropriate, including, without limitation, requiring reversal of the trades in question, requiring disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations.

No person shall participate in a determination of whether he or she has committed a violation of the PIP or in the imposition of any sanction against himself or herself.

11.	Retention of Records

All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this PIP and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rules 204A-1 and 204-2 under the Advisers Act. The Compliance Department shall have the responsibility for maintaining records created under this PIP.

12.	Amendments

Unless otherwise noted herein, this PIP shall become effective as to all Covered Persons as of the date first written above. This PIP may be amended from time to time by SEG, and all amendments will be provided to Covered Persons.

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Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material nonpublic information (“MNPI”) by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, SEG has instituted policies and procedures to prevent the misuse of MNPI.

While this policy is set forth in terms reflecting United States law, SEG’s prohibition on insider trading applies to trading on exchanges outside the US as well, where laws may be even more stringent. Specific guidance pursuant to the European Market Abuse Regulation (“MAR”) and its UK equivalent is set forth below in SEG’s Market Abuse Policy for UK- and EU-Related Trading.

The prohibition against insider trading derives from federal statutes and rules and the common law interpretation of those statutes and rules. Insider trading generally can be defined as trading, either personally or on behalf of others, while in possession of MNPI obtained in breach of a duty of trust or confidence, or communicating such MNPI to others in violation of the law. US securities laws have been interpreted to prohibit the following activities:

•	trading by an insider while in possession of MNPI;

•	trading by a non-insider while in possession of MNPI, where the information was misappropriated by or disclosed to the non-insider in violation of the tipper’s duty to keep it confidential;

•	trading by a non-insider while in possession of MNPI obtained through unlawful means, such as computer hacking; or

•	disclosing MNPI to others in breach of a duty of trust or confidence or recommending a securities transaction to others while in possession of MNPI.

The SEC has also recently sought to expand insider trading liability under the “shadow trading” theory of liability. Under the shadow trading theory, trading on MNPI that indirectly affects the price of another security of an economically linked business may give rise to insider trading liability.

Any questions should be directed to the GC or his designee.

Whom Does the Policy Cover?

This policy covers all SEG employees, both full time and part time (including interns), as well as any transactions in any securities participated in by immediate family members sharing the same household, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which any SEG employee is an officer, director or 10% or greater stockholder, and a partnership of which any employee is a partner, unless the employee has no direct or indirect control over the partnership.

Where an SEG employee serves as an officer or director of a publicly traded company in the Firm’s investment portfolio, special procedures are warranted. First, the employee must ensure that the Legal/Compliance Department is aware of and has approved the relationship. Second, the Firm will place the company on its Do Not Trade list to ensure that any trades in the company’s stock are preapproved by Legal/Compliance. In such circumstances, Legal/Compliance must confirm that any restrictive trading window applicable to officers and directors is open, and check with the affiliated employee for possession and any internal or external disclosure of MNPI. Legal/Compliance shall document these efforts in connection with any authorized trading in the company’s securities.

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The restrictions in this policy regarding trading while in possession of MNPI shall continue to apply even after an employee’s services to or employment with SEG terminates. If an employee is in possession of MNPI at the time of such termination, he or she may not trade in the security to which the information relates until one full trading day after the information is released to the public.

General Employee Restrictions and Obligations

Given the severe penalties imposed on individuals and firms engaging in insider trading, and in addition to the procedures set forth above, employees:

•	shall not, unless specifically pre-cleared by the GC or his designee, trade the securities of any company of which they are deemed insiders or temporary insiders;

•	shall not engage in securities transactions of any company except in accordance with SEG’s PIP and the securities laws;

•	shall submit personal security trading reports in accordance with SEG’s PIP;

•	shall never agree to obtain inside information or keep information in confidence without notice to and prior approval of the GC or CCO or their respective designees, including in response to wall-crossing or market sounding opportunities;

•	shall not engage in securities transactions of any company on SEG’s restricted trading list, except in the limited circumstance where: (a) an IMA client has requested a termination/liquidation of an account in a portfolio containing one or more restricted names; (b) the portfolio manager, in fulfilling the client request to terminate/liquidate, has no discretion regarding which securities to sell; and (c) the client provides to SEG prior to execution of the liquidation trades written certification that the termination/liquidation is an investment decision made by the client, is not based on any material nonpublic information received from SEG, and leaves SEG with no discretion regarding which securities to liquidate;

•	shall participate in periodic insider trading training as directed by the Legal/Compliance Department;

•	shall conduct all investment research in accordance with SEG’s Research Policies and Procedures, including the Alternative Data Policy and ESG Investment Policy contained therein, as periodically amended; and

•	shall report to the GC or CCO, or their respective designees, any actual or suspected violations of the Insider Trading Policy, as well as any requests by another employee to engage in conduct that would violate the policy. Failure to report may result in disciplinary action, including dismissal.

Penalties for Trading on Insider Information

Firms and individuals face severe penalties, both civil and criminal, if they engage in insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading may be levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

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“Tippee” Liability for Receipt of MNPI

SEG’s employees must be aware that even where there is no expectation of confidentiality, a person may become subject to insider trading liability upon receipt of material nonpublic information. Whether the “tip” made to the employee makes him or her a “tippee” subject to insider trading liability depends on whether the tipper will benefit personally, either directly or indirectly, from the disclosure.

The “benefit” to the tipper need not be pecuniary in nature; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information, or it could be presumed from a close family or other personal or professional relationship. Individuals may also become tippees if they obtain material nonpublic information by happenstance, at social gatherings, by overhearing conversations, etc. Because liability depends heavily on specific facts and circumstances, SEG expects its employees to always err on the side of caution and report to the GC or his designee any suspected receipt of MNPI.

In addition, federal prosecutors have begun pursuing insider trading cases under criminal statutes that do not require proof of any personal benefit to the tipper. While the legal status of this approach remains unsettled, the trend heightens the risk of criminal prosecution in situations where there may be little or no evidence of personal benefit to the tipper or knowledge of any such benefit by a downstream tippee.

Among the many ways an employee may receive MNPI is by being “brought over the wall” or “wall-crossed” by an underwriter seeking to market or obtain investor input in connection with a new issue of securities. Even where the underwriter represents that no MNPI will be communicated, no employee may agree to be brought over the wall (and thereafter receive confidential information) without express authorization of the GC or CCO or their designees. Any employee approached with an offer to be wall crossed must promptly direct the inquiry to Legal/Compliance, which will be responsible for further communications with the underwriter or issuer.

What Information is Material?

Information generally is deemed “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision.

Examples of potentially material information include, but are not limited to:

•	dividend or earnings announcements

•	projections that significantly differ from external expectations

•	write-downs or write-offs of assets

•	additions to reserves for bad debts or contingent liabilities

•	expansion or curtailment of company or major division operations

•	significant changes in senior management

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•	merger, acquisition, disposition, or joint venture announcements

•	new product or service announcements

•	discovery or research developments

•	criminal, civil and government investigations and indictments

•	pending labor disputes

•	debt service or liquidity problems

•	changes in debt ratings

•	bankruptcy or insolvency problems

•	tender offers, stock repurchase plans or other proposed capital share transactions

•	recapitalization

•	results of any clinical trials or FDA drug approval determinations

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company or the securities of several companies. The misuse of MNPI applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate directly to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a company’s security, and therefore be considered material.

What Information is Nonpublic?

For insider trading liability to arise, information must not only be material, but also nonpublic. “Nonpublic” information generally means information that has not been made available to the investing public.

Once material nonpublic information has been effectively distributed to the investing public, it is no longer classified as material nonpublic information. However, the distribution of nonpublic information must occur through commonly recognized channels for the classification to change. In addition, not only must the information be publicly disclosed, but the public must also have adequate time to receive and digest the information. Every situation must be evaluated on a case-by-case basis to see if an adequate amount of time has passed. Employees must consult with the GC or his designee to make this determination and should not endeavor to do so on their own. Lastly, nonpublic information does not change to public information solely by selective dissemination.

Procedures to Follow if an Employee Believes He or She has Received MNPI

If an employee has questions regarding the possible receipt of MNPI, he or she must inform the GC or his designee as soon as possible. The GC or his designee will conduct research and, if necessary, consult with outside counsel to determine whether any trading restrictions are warranted.

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Following prompt reporting of potential MNPI to the GC or his designee, the employee:

•	shall not proceed with any related research or trading until the GC or his designee has informed the employee of the appropriate course of action;

•	shall not discuss the potential MNPI with colleagues, supervisors, managers or anyone either inside or outside the Firm unless specifically pre-cleared by the GC or his designee to do so; and shall not recommend or engage in the purchase or sale of securities to which such nonpublic information pertains while that information remains nonpublic.

Cancellation Upon Receipt of MNPI

If SEG places an order to trade a security, and that order has not been filled, or has only been partially filled, and SEG subsequently learns that it has come into possession of MNPI regarding that security, Legal will direct the Firm to cancel the order, unless prohibited by applicable law.

Private Placement Transactions

SEG may participate in private equity, PIPEs (private investment in public equity), or similar private placement transactions. In connection therewith, SEG may receive MNPI as part of its due diligence. In order to ensure that no employee evaluating the transaction receives or becomes aware of such MNPI: (1) all due diligence materials provided by the issuer or on its behalf shall first be sent to the GC or his designee; and (2) the GC or his designee shall review the information and remove or redact any documents or information that he or she believes could be considered MNPI. Any such participation in a PIPE transaction shall be in accordance with the applicable provisions of Regulation M, including Rule 105 thereunder.

For private equity transactions, where the deal team receives confidential information pursuant to a non-disclosure agreement, the team must take all reasonable steps to restrict access to such information to members of the immediate deal team. Should the team wish to disclose any confidential information to other parties for evaluation of the transaction, the team must seek pre-approval from the GC or his designee, and, upon disclosure, ensure that the other parties are aware of applicable confidentiality restrictions. Should the team become aware of confidential information throughout the deal process that may be material to any publicly traded companies, the team will promptly notify the GC or his designee.

Value Added Investors

Interpretation of the meaning of a “Value-Added Investor”

SEG may accept investments from so-called “value-added” investors. Although the term value-added investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the adviser (such as industry expertise or access to individuals in the investor’s network) beyond just the value of their investment. Examples of such investors could include, without limitation, executive-level officers or directors of public companies or personnel that are affiliated with other investment advisers and/or private funds.

Risk posed by Value-Added Investors

Due to the nature of their position, such value-added investors may possess material nonpublic information. Therefore, employees should always remain alert to the possibility that they could inadvertently come into possession of material nonpublic information when communicating with such individuals.

Identification and Monitoring of Value-Added Investors

Value-added investors are identified based upon information submitted by the investor in their subscription documents. The value-added investor list is updated when SEG becomes aware that an investor’s status has changed due to their employment as an officer, director or C-level position at a public company or at an investment adviser and/or private fund.

SEG may monitor its employees’ electronic communications at any time.

If there is any question as to whether information received from a value-added investor or a recent value -added investor could be material nonpublic information, employees are expected to notify the GC or his designee as soon as possible.

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Policy on Market Manipulation and Manipulative Trading Practices

Market Manipulation. It is a fundamental principle of the federal securities and commodities laws and of the rules of the exchanges and the OTC markets that trading activity specifically designed to control or influence the market price of a security or commodity, such as to cap, peg, raise or lower the prevailing public market price for a security or commodity, is improper and illegal. It is of course recognized that certain legitimate patterns of trading, such as buying or selling in a quantity exceeding the readily available liquidity at a given point in time, will affect market prices. That, without more, is not illegal. Nonetheless, a trader’s purpose in effecting trades must be to obtain the most favorable execution available at a given time, not to affect the market price with a view to inducing buying or selling behavior by others.

Section 9(a)(2) of the Exchange Act makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange (such as NYSE-listed securities, NASDAQ-listed securities and any standardized options) creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted as proscribing the same type of trading practices in OTC securities.

Motivation is a key factor in determining whether a given course of trading constitutes manipulation, but motivation can be inferred from the facts and circumstances in a particular situation. Activities that the SEC and other regulators have viewed as manipulative and/or fraudulent include the following:

1.	Driving the price of a stock down (or up) at a time when it is known or believed that securities underwriters are pricing a deal;

2.	Agreeing with others to engage in concerted trading action to affect the price of a security;

3.	“Marking the close” (i.e., deliberately upticking or downticking a stock at the close, to, among other things, affect the pricing of an options position); and

4.	Buying or selling a stock for the purpose of raising or lowering the stock price.

The Commodity Exchange Act (“CEA”) prohibits manipulation of the cash market in any commodity or futures or options on any commodity. Manipulation is a felony punishable by both financial penalties and imprisonment. Manipulation is not defined in the CEA but has been construed by courts and the CFTC to require the ability to artificially influence market prices, the intent to do so and a resulting change in prices. Cases have determined that various activities, including squeezes, corners and the dissemination of false information, rumors or reports, intended to raise, lower or stabilize commodity prices, constitute manipulation.

The CEA also makes it unlawful to engage in any trading, practice or conduct that is commonly known as “spoofing,” which is defined as bidding or offering with the intent to cancel the bid or offer before execution. Placing orders with the intent to create a false impression regarding supply or demand in the market can be construed as a fraudulent device and is prohibited.

The supplement following the Market Abuse Policy for EU-Related Trading contains a non-exhaustive list of indicators of manipulative behavior under the EU’s Market Abuse Regulation, which are also relevant to US prohibitions. SEG strictly prohibits any conduct intended to manipulate the price of or market for any security.

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Manipulative Trading Practices. SEG is required to make numerous public filings and disclosures each year, many at regularly scheduled intervals such as monthly, quarterly or yearly. Certain manipulative trading practices have developed to take advantage of the timing of these filings, including:

1.	Portfolio Pumping. Portfolio pumping refers to the practice of an adviser causing a fund to buy or sell shares of stock the fund already owns near the end of a reporting period for the purpose of artificially inflating performance results.

2.	Window Dressing. Window dressing refers to the use of manipulative trading practices near the end of a reporting period to convey an impression that the fund has been investing in companies that have had strong performance during the reporting period.

SEG strictly prohibits portfolio pumping, window dressing, or any other manipulative trading practices that serve to bolster client performance, create the appearance of strong performance, or otherwise cause filings or other disclosures made by SEG to be false or misleading. To mitigate risk related to month-end trading, all trades to be executed on the last trading day of each month must be pre-approved by the CCO or her designee.

The CCO, in conjunction with SEG’s investment personnel, will review long buys and sell shorts in existing portfolio holdings on the last trading day of the month for potential portfolio pumping or window dressing activity in advance of trading. The CCO or her designee may also conduct post-trade testing to identify potential manipulative trading practices. Furthermore, the CCO may implement any other such reviews as are deemed necessary to ensure that SEG is in compliance with this policy.

Employees must report any actual or suspected market manipulation or manipulative trading practices to the CCO. The CCO will investigate all such reports and take appropriate corrective action.

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Market Abuse Policy for UK- and EU-Related Trading6

Application of Laws Outside the US

Employees should note that in addition to prohibitions against insider trading and market manipulation under US law, employees must also comply with rules and regulations relating to the prohibition of market abuse – including insider trading – under the laws of other jurisdictions where applicable. SEG takes its obligations for compliance with all laws and regulations whether within or without the US very seriously.

The European Market Abuse Regulation (“MAR”) applies to persons outside the European Union where they trade in instruments that relate to a European Economic Area (“EEA”), exchange or trading venue, regardless of where the offense is committed. European regulators will cooperate with foreign regulators – including those in the US – and employees should be aware of and comply with MAR. Regulated firms in the EU are required to have in place effective arrangements and systems to monitor, detect and report suspicious transactions and orders. If such a firm were to suspect the activities of SEG or any of its employees as being actual or attempted insider dealing or market manipulation, it would be obliged to report such activities to its regulator. This could lead to an investigation of SEG and relevant individuals and risk serious financial, legal, disciplinary and reputation consequences. It is therefore important that employees comply with this policy and also consider market abuse issues when another employee requests trades to be conducted on his or her behalf or a third party provides inside information.

Financial Instruments within Scope of MAR

MAR covers trading in financial instruments (i.e., shares, debt securities, derivatives) that are:

1.	Admitted to trading on a regulated market in the EEA – These are exchanges such as the London Stock Exchange. It also covers instruments for which a request for trading has been made (i.e., grey market trading).

2.	Traded on a multilateral trading facility (“MTF”) – These include broker operated trading venues such as the Irish Global Exchange Market and the Luxembourg Euro MTF.

3.	Traded on an organized trading facility (“OTF”) – This relates to the trading of bonds and structured products but not equities.

4.	Instruments in which the price or value of which depends on, or has an effect on, the price or value of a financial instrument – This includes OTC derivatives where the reference assets are in scope shares or bonds (e.g., credit default swaps).

Note that off-market trading in all of these instruments is also within the scope of MAR.

Market Abuse Offenses

Insider dealing. It is an offense under MAR to engage in or attempt to engage in insider dealing, which is using inside information to acquire or dispose of in-scope financial instruments to which the information relates.

[6]	The EU Market Abuse Regulation (EU MAR) came into effect on July 3, 2016 and was onshored into UK law on December 31, 2020 by the European Union (Withdrawal) Act 2018. The onshored legislation (“UK MAR”) underwent technical changes to ensure it operates effectively in the UK, but the substance of UK MAR remains the same as EU MAR. Accordingly, use of the term “MAR” in this section refers to both EU MAR and UK MAR.

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No employee may carry out any trade while in possession of inside information, or in relation to a financial instrument on the SEG Do Not Trade List, where the inside information is used to acquire or dispose of the financial instrument.

MAR also prohibits the use of inside information to cancel or amend orders placed before the person possessed the inside information. Accordingly, with respect to any financial instrument that is determined to be within the scope of MAR, no instruction may be given to amend or cancel an order following receipt of inside information while an order is still standing, absent direction from the GC or his designee. Where the order has not reached an external broker but is still within SEG’s internal trading desk, the order may be amended subject to consent of the GC or his designee.

Under MAR you must not recommend or induce another person to engage in insider dealing.

No employee may induce by any means another person to trade while such employee has inside information. Nor should any employee act on the basis of inside information that he or she receives from a third party where such third party may be attempting to induce an employee to trade illegally.

Unlawful disclosure of inside information. A person who possesses inside information must not disclose it other than in the normal exercise of employment – i.e., on a need-to-know basis.

Employees may not disclose inside information to any other person except following consultation with the GC or his designee.

Definition of inside information. Inside information is information: (1) of a precise nature, (2) which has not been made public, (3) relating directly or indirectly to one or more issuers of financial instruments or to one or more financial instruments, and (4) which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of a related derivative. In relation to commodity derivatives, information relating to the underlying spot commodity contract may be inside information. The examples of potentially material information set forth in SEG’s Insider Trading Policy are relevant to inside information as well. This is similar to the definition of MNPI. Employees should consult with the GC or his designee in the same way as for treatment of MNPI.

Market Manipulation

Market manipulation under MAR is similar to market manipulation under US law, and includes giving false or misleading signals as to the supply, demand or price of a financial instrument (e.g., by placing orders where there is no intention to execute them), disseminating through the media or other means false or misleading information to give false signals as to the supply or demand of a financial instrument, or to secure the price at an abnormal or artificial level; and providing false or misleading inputs into a benchmark or any other behavior that manipulates the calculation of a benchmark. MAR also prohibits attempted market manipulation.

Employees must avoid any actual or attempted market manipulation and may not provide any data to a third party in connection with the calculation of a benchmark.

The supplement at the end of this policy provides a non-exhaustive list of examples of specific behaviors that could amount to market manipulation.

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Market Soundings

SEG may be approached by brokers/sell-side firms as part of a market sounding. A market sounding is the communication of information prior to the announcement of a transaction in order to gauge the interest of potential investors in a possible transaction. Market soundings may involve the disclosure of inside information and such soundings are normally expressed to be confidential or private. They may be received by telephone or via e-mail or other channels such as Bloomberg.

Employees must consult Legal/Compliance before agreeing to participate in market soundings where this involves the receipt of inside information. Under no circumstances may an employee agree to obtain inside information or keep information in confidence without notice to and prior approval of Legal/Compliance. The Legal/Compliance Team may agree to the Firm being a recipient of market soundings and may restrict the individuals who have access to any inside information and require safeguards and controls to prevent the flow of any inside information. No trading in the securities of the relevant issuer shall be allowed. Such securities shall be placed on the SEG Do Not Trade List. If a broker or other third party asks an individual who has received a market sounding to sign a minute of unrecorded meetings or telephone conversations this must be approved first by the GC or his designee.

Penalties for Breach of MAR

As is the case for insider trading and market manipulation under US law, firms and individuals will face severe penalties – both civil and criminal – for breach of MAR. European regulators may collaborate with US regulatory authorities to aid enforcement against firms and individuals.

Any employee engaging in any form of market abuse will be subject to disciplinary action, which may result in dismissal. Furthermore, any employee who suspects that he or she has been requested by another person to engage in market abuse must disclose any such suspicion to the GC or his designee as soon as possible and follow his, or his designee’s, instructions. A failure to do so may result in disciplinary action, including dismissal.

Procedures to Follow if an Employee Believes He or She has Received Inside Information.

Employees should follow the same procedures set forth in SEG’s Insider Trading Policy in the event they believe they may have received inside information.

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Supplement - Indicators of Manipulative Behavior

I.	Indicators of manipulative behavior relating to false or misleading signals and to price securing

The following non-exhaustive indicators, which shall not necessarily be deemed, in themselves, to constitute market manipulation, shall be taken into account when transactions or orders to trade are examined by market participants and competent authorities:

(a)	the extent to which trade orders given or transactions undertaken represent a significant proportion of the daily volume of transactions in the relevant financial instrument or related spot commodity contract, in particular when those activities lead to a significant change in their prices;

(b)	the extent to which trade orders given or transactions undertaken by persons with a significant buying or selling position in a financial instrument or a related spot commodity contract lead to significant changes in the price of that financial instrument or related spot commodity contract;

(c)	whether transactions undertaken lead to no change in beneficial ownership of a financial instrument or a related spot commodity contract;

(d)	the extent to which trade orders given or transactions undertaken or orders cancelled include position reversals in a short period and represent a significant proportion of the daily volume of transactions in the relevant financial instrument or a related spot commodity contract, and might be associated with significant changes in the price of a financial instrument or a related spot commodity contract;

(e)	the extent to which trade orders given or transactions undertaken are concentrated within a short time span in the trading session and lead to a price change which is subsequently reversed;

(f)	the extent to which trade orders given change the representation of the best bid or offer prices in a financial instrument or a related spot commodity contract, or more generally the representation of the order book available to market participants, and are removed before they are executed; and

(g)	the extent to which trade orders are given or transactions are undertaken at or around a specific time when reference prices, settlement prices and valuations are calculated and lead to price changes which have an effect on such prices and valuations.

II.	Indicators of manipulative behavior relating to the employment of a fictitious device or any other form of deception or contrivance

The following non-exhaustive indicators, which shall not necessarily be deemed, in and of themselves, to constitute market manipulation, shall be taken into account where transactions or orders to trade are examined by market participants and competent authorities:

(a)	whether orders to trade given or transactions undertaken by persons are preceded or followed by dissemination of false or misleading information by the same persons or by persons linked to them; and

(b)	whether orders to trade are given or transactions are undertaken by persons before or after the same persons or persons linked to them produce or disseminate investment recommendations which are erroneous, biased or demonstrably influenced by material interest.

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Outside Business Activities

Background

Employees may, under certain circumstances, be granted permission to engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities, including SEG-affiliated entities or related holdings.

Employees may be subject to compliance risks or conflicts of interest in connection with information or relationships associated with prior employment with other companies.

Policies and Procedures

Employees are prohibited from engaging in outside business activities other than for a bona-fide charitable organization (as defined by section 501(c)(3) of the Internal Revenue Code or its non- US equivalent) without the prior written approval of the CCO or her designee. Outside business activities include, but are not limited to, those that generate taxable income, including from online and/or social media activity. Even if no income is received by the SEG employee, outside business activities involving the ongoing provision of advisory or consulting services to any for-profit entity are subject to approval by the CCO or her designee. To be clear, outside business activities include those related to SEG-affiliated entities or related holdings. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Employees must seek approval for any outside business activities by submitting a pre-approval request via the Firm’s electronic compliance system or via email to preapproval@selectequity.com.

An employee may not participate in any business opportunity that comes to his or her attention as a result of his or her association with SEG and in which he or she knows that SEG might be expected to participate or have an interest, without:

•	Disclosing in writing all necessary facts to the CCO or her designee;

•	Offering the opportunity to SEG; and

•	Obtaining written authorization to participate from the CCO or her designee.

Any personal or family interest in any of SEG’s business activities or transactions must be immediately disclosed to the CCO or her designee. For example, if a transaction by SEG may benefit that employee or a family member, either directly or indirectly, then the employee must immediately disclose this possibility to the CCO or her designee.

No employee may borrow from or become indebted to any person, business or company having business dealings or a relationship with SEG, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO or her designee. No employee may use SEG’s name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO or her designee.

An employee who is granted approval to engage in an outside business activity must not transmit material nonpublic information between SEG and the outside entity. If participation in the outside business activity results in the employee’s receipt of material nonpublic information that could reasonably be viewed as relevant to SEG’s business activities, the employee must discuss the scope and nature of the information flow with the CCO or her designee. Similarly, if an employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO or her designee.

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Gift and Entertainment Policy

Background

Employees may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient.

Risks

In developing these policies and procedures, SEG considered the risk that employees would be improperly influenced by excessive gifts or entertainment. SEG also considered the risk that employees would try to use gifts or entertainment to exert improper influence on another individual or entity. SEG established the following guidelines to mitigate these risks.

Guiding Principles

SEG holds its employees to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. SEG is very careful to eliminate any potential conflict of interest that could create even a perception that an employee would make a decision that affects the Firm or a client on the basis of personal gain. The decision to purchase any good or service or otherwise commit SEG resources is a decision made by the senior management of the Firm. Individual employees do not have, and shall not represent to an existing or potential vendor or business associate that they do have, the ability to purchase goods or services, direct business opportunities, or otherwise bind the Firm or commit its resources. Vendors and business associates shall be told that any request that would result in the purchase of goods or services or other commitment of SEG resources is subject to a deliberative process conducted by senior management of the Firm.

Anti-bribery and anti-corruption statutes in the U.S. and the U.K. are broadly written, so employees should consult with the CCO or her designee if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Specific Policies and Procedures

Gifts

Gifts are tangible items of value such as jewelry, clothing, plane tickets, hotel stays, logo items, holiday baskets, or tickets to sporting or entertainment events when offered for enjoyment without hosting by the giver. Gifts are distinct from business entertainment, addressed separately below. (Gifts to field research sources are subject to specific policies and procedures set forth in the SEG Research Policies and Procedures.)

Receipt of Gifts. SEG employees are prohibited from receiving, directly or indirectly, any gift(s) with an aggregate annual value exceeding $100 from any individual where the gift(s) is received in relation to one’s employment at SEG.

With the exception of promotional items valued at less than $100 that clearly display the giver’s company logo (such as mugs, hats and umbrellas), employees must report their acceptance of all gifts to the CCO or her designee by submitting a pre-approval request via the Firm’s electronic compliance system or by sending an e-mail to preapproval@selectequity.com identifying both the giver and receiver, the relationship to SEG, the reason for the gift and the value of the gift.

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Where possible, gifts should be accepted on behalf of the Firm and shared with all employees. When in doubt, seek guidance by contacting the CCO or her designee or by sending an inquiry to preapproval@selectequity.com. Personal gifts from business associates for infrequent life events such as a wedding or birth of a child are not considered to be in relation to one’s employment at SEG.

Giving of Gifts. SEG employees are prohibited from giving, directly or indirectly, any gift(s) with an aggregate annual value exceeding $100 to any individual where the gift(s) is given in relation to one’s employment at SEG.

The giving of any gift must be preapproved by one’s manager. With the exception of preapproved SEG promotional items (such as SEG logo items and brochures), all gifts given must be reported to the CCO or her designee by submitting a pre-approval request via the Firm’s electronic compliance system or by sending an e-mail to preapproval@selectequity.com identifying both the giver and receiver, the relationship to SEG, the reason for the gift and the value of the gift.

Any gift given to a field research consultant must be submitted for prior approval through the Field Research Management System.

Additional restrictions, set forth below, apply to any gifts, even of de minimis value, given to foreign government officials or instrumentalities, ERISA plan fiduciaries, and state and local pension plan officials.

Entertainment

Receipt of Entertainment. As a general rule, employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature, the giver is in attendance and the employee’s participation in the event has been approved by one’s manager.

This policy applies to events such as hosted receptions or dinners at business conferences, hosted golf outings or other special events held in conjunction with business gatherings, as well as meals with business associates such as intermediaries, investors, prospects and other service providers.

For exclusive meetings with representatives from broker-dealers, prime brokers and counterparties (i.e., not group events hosted by these service providers), however, the SEG employee shall pay for his or her portion of entertainment expenses (typically meals or drinks), which SEG will reimburse up to $100 per employee per event.

More generally, SEG will pay for reasonable expenses incurred in the course of business, including travel, lodging and dining related to approved business trips, meetings or education. Travel and hotel expenses are not within the scope of ordinary business entertainment and should not be accepted from others in connection with one’s employment at SEG.

If the estimated cost or value of the employee’s portion of the entertainment is substantial enough to raise questions of propriety, or if an employee receives entertainment from the same giver more than once in a single month, the SEG employee should either pay for his or her own portion of the entertainment, or, if not practicable, report receipt of the entertainment to the CCO or her designee.

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Where an employee has paid for any portion of approved business entertainment, the employee should promptly submit an expense report, including receipts and identification of all other involved parties, to the Chief Financial Officer (the “CFO”) or his designee.

Giving of Entertainment. SEG and its employees are prohibited from providing entertainment that may appear lavish or excessive and must obtain manager approval to provide entertainment to any client, investor, prospect or individual or entity that SEG does, or is seeking to do, business with. Expense paperwork for approved entertainment, including receipts and identification of recipients, should be submitted promptly to the CFO or his designee with a copy to the employee’s manager.

Special Situations

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities.” The Foreign Corrupt Practices Act (“FCPA”) is a U.S. law that prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain limited circumstances, but civil and criminal penalties for violating the FCPA can be severe. SEG and its employees must comply with the spirit and the letter of the FCPA at all times. Employees must obtain written pre-approval from the CCO or her designee prior to giving anything of value that might be subject to the FCPA except food and beverages provided during a legitimate business meeting and that are clearly not lavish or excessive. Approved gift- and entertainment-related expenses that may be subject to the FCPA should be submitted promptly with paperwork to the CFO or his designee, or a department manager.

Gifts and Entertainment Given to ERISA Plan Fiduciaries. SEG is prohibited from giving gifts or entertainment with an annual aggregate value exceeding $250 to any ERISA plan fiduciary. Accordingly, employees must obtain approval from the CCO or her designee before giving any gifts or entertainment to ERISA plan fiduciaries by submitting a pre-approval request via the Firm’s electronic compliance system or by sending an email to preapproval@selectequity.com.

Gifts and Entertainment Given to State or Local Pension Officials. SEG must be mindful that myriad state and municipal regulations exist around the exchange of gifts and entertainment with such officials. Accordingly, employees must consult with the CCO or her designee before providing any gifts or entertainment in connection with the solicitation of state or municipal pension and similar plans.

Recordkeeping

The CCO or her designee will maintain a detailed Gift and Entertainment Log to track employees’ provision and receipt of all gifts and reported entertainment. The GC will be responsible for reviewing any gifts and entertainment reported by the CCO.

A record of any gifts given to a field research consultant will be maintained in the Field Research Management System.

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Political and Charitable Contributions and Public Positions

Background

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities pose risks to an investment adviser if they run into conflict with applicable “pay-to-play” laws and regulations.

Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates and political parties by:

•	Registered investment advisers;

•	Advisers with fewer than fifteen clients that would be required to register with the SEC but for the “private advisor” exemption provided by Section 203(b)(3) of the Advisers Act;

•	Firms that solicit clients or investors on behalf of the types of advisers described above; and

•	“Covered associates” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action were done directly.

Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits an investment adviser from receiving any advisory fees from a “government entity” 7 for two years following a contribution by the adviser or any of its “covered associates” to any official of that entity.

A “covered associate” of an adviser is defined to include:

•	Any general partner, managing member or executive officer, or other individual with a similar status or function;

•	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

•	Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

The Pay-to-Play Rule does, however, provide a “de minimis exception” for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than three times per calendar year for advisers with more than 50 employees, and an adviser cannot rely on the exception more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

[7]	A government entity means any state or political subdivision of a state, including: (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or agency; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or agency.

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Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated or solicited contributions or payments to the government entity during the prior two years.8

Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the government entity.

Look-Back Provision

The restrictions imposed by the Pay-to-Play Rule apply to contributions and payments by individuals during the two years before they became covered associates of an investment adviser, unless the covered associates are not involved in soliciting clients or investors, in which case the look-back period is limited to six months.

Recordkeeping Obligations

The Advisers Act imposes recordkeeping requirements on registered investment advisers that have any clients or investors in private funds that fall within the Pay-to-Play Rule’s definition of a “government entity.” Among other things, advisers with “government entity” clients or investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” clients and investors.

Guidance Regarding Bona-Fide Charitable Contributions

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate the Pay-to-Play Rule.

Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to:

•	Advisers that provide advisory services to a government entity (including, among other things, through the management of a separate account or through an investment in a pooled private fund); and

[8]	Similar prohibitions are expected on broker/dealers pursuant to upcoming FINRA lawmaking.

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•	Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity.

Risks

In developing these policies and procedures, SEG considered the material risks associated with employees’ political contributions. This analysis includes risks such as:

•	Employees make political contributions that limit SEG’s ability to attract, retain or collect fees from government-related clients;

•	SEG hires or promotes an individual into a role that meets the definition of a “covered associate” without considering the individual’s past political contributions;

•	SEG inadvertently violates “pay-to-play” regulations, or other applicable laws, because it is unaware of employees’ political contributions, or of any solicitation or coordination of political contributions by others;

•	SEG or its employees make charitable contributions that pose actual or apparent conflicts of interest;

•	SEG makes payments to solicitors or placement agents who have made disqualifying political contributions; and

•	Employees hold public offices that pose actual or apparent conflicts of interest.

Policies and Procedures

Political Contributions

Political contributions by SEG or SEG employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

Any and all political contributions by an employee, employee spouse, dependent child or an entity controlled by an employee must be pre-cleared by the CCO or her designee by submitting the proposed contribution to the Firm’s electronic compliance system or via email to preapproval@selectequity.com This requirement applies to all political contributions, whether to current government officials, candidates, political parties or political action committees, and whether the upcoming election is for local, state or national office. The CCO or her designee will consider whether the proposed contribution is consistent with restrictions imposed by the Pay-to-Play Rule, and to the extent practicable, the CCO or her designee will seek to protect the confidentiality of all information regarding each proposed contribution. For purposes of ensuring compliance with the Pay-to-Play Rule, SEG will treat all employees as “covered associates” and authorize political contributions accordingly.

Any political contribution by SEG, rather than its employees, must also be pre-cleared by the CCO, irrespective of the proposed amount or the recipient of the contribution. The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay- to-Play Rule, as well as a list of all clients that meet the definition of a “government entity” for purposes of the Rule.

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The GC is responsible for reviewing the CCO’s political contribution activities.

Charitable Donations

Donations by SEG or SEG employees to charities with the intention of influencing such charities to become clients are strictly prohibited. Employees should notify the CCO or her designee about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Public Office

Employees must obtain written pre-approval from the CCO or her designee prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with SEG’s business activities.

Outside Business Activities

If an employee is associated with an outside business, such as by serving as an officer or director, the employee should recuse himself or herself from any decisions regarding that entity’s political contributions. If the employee believes that the outside business’ political contributions could give even the appearance of being related to SEG’s advisory activities or marketing initiatives, the employee must discuss the matter with the CCO or her designee. Any outside business activities by the CCO will be reviewed by the GC.

Speaking Engagements

No employee in his or her professional capacity may speak, or submit any written materials, at any non-firm sponsored conference or symposium (including participating as a panelist at a conference or symposium) without having received the prior permission of the CCO or GC (or their designees) or the Chairman. The same proscription applies to any writing by employees in their professional capacity for any academic, professional or other non-firm sponsored publication.

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Disclosure of Code of Conduct

SEG shall describe its Code of Conduct in Part 2 of Form ADV and, upon request, furnish clients with a copy of the Code of Conduct. All client requests for SEG’s Code of Conduct shall be directed to the CCO.

Recordkeeping

SEG shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or SEG’s management.

•	A copy of this Code of Conduct and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•	A record of any violation of this Code of Conduct and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A record of all acknowledgements and annual certifications as required by the Manual for each person who is currently, or with the past five years was, an employee of SEG. Such acknowledgment shall be maintained by the CCO or her designee in that person’s office or electronically. A copy of each report made pursuant to this Code of Conduct by an employee, including any information provided in lieu of reports, shall be preserved by the Firm for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Conduct, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

Violation by Employees

If any violation of the Code of Conduct is determined to have occurred, the CCO will implement remedial action that is designed to discourage its employees from violating the Code of Conduct, including the PIP. Employees should be aware that even though it has established a general guideline for handling violations, the CCO reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violations, including but not limited to (1) verbal and written warnings for inclusion in personnel files; (2) disgorgement of profits, if applicable; (3) written notification to the employee’s direct supervisor; (4) reduction in year-end compensation; and (5) termination of employment.

Revised and effective March 1, 2025